EXECUTION VERSION
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Agreement”) is entered into by and between William Read (“Employee”) and Redwire Corporation, a Delaware corporation (the “Company”). AE Red Holdings, LLC, a Delaware limited liability company (“Holdings”) enters into this Agreement for the limited purposes of acknowledging and agreeing to Sections 2 and 10. Employee, the Company and Holdings are each referred to herein as a “Party” and together as the “Parties.”
WHEREAS, Employee’s employment with the Company and all other Company Parties (as defined below) will end on June 1, 2022 (the “Separation Date”);
WHEREAS, the Company and Employee wish for Employee to receive certain benefits as set forth in this Agreement, which benefits are conditioned upon Employee’s timely execution (and non-revocation) of this Agreement and Employee’s compliance with the terms of this Agreement; and
WHEREAS, the Parties wish to resolve any and all claims or causes of action that Employee has or may have against the Company, Holdings or any of the other Company Parties (as defined below), including any claims or causes of action that Employee may have arising out of Employee’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.Separation from Employment; Deemed Resignations. Employee’s employment with the Company shall end on the Separation Date and, as of the Separation Date, Employee shall no longer have an employment relationship with the Company or any other Company Party. Employee acknowledges and agrees that, as of the Separation Date, Employee will be deemed to have automatically resigned as, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Employee served as an officer; (b) from the board of directors or board of managers (or similar governing body) of the Company and each affiliate of the Company for which Employee served as a director or manager; and (c) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee served as the Company’s or such other affiliate’s member’s designee or other representative.
2.Separation Benefits. Provided that Employee (x) executes this Agreement within 21 days of June 1, 2022, which is the date this Agreement is presented to Employee, and returns such executed Agreement to the Company such that it is received by the Company, c/o General Counsel at 8226 Philips Highway, Jacksonville, FL 32256 or via email at gc@redwirespace.com on or before 11:59 p.m., Eastern Daylight Time, on June 22, 2022, (y) re-executes this Agreement on the Separation Date or within 21 days thereafter in accordance with Section 6 and (z) abides by each of Employee’s commitments set forth herein, then:
(a)the Company shall pay or cause to be paid severance pay to Employee in a total amount of $300,000, less applicable taxes and withholdings (the “Severance Payment”). The Severance Payment shall be paid in equal installments over the 12 month period following the Separation Date (the “Severance Period”) in accordance with the Company’s regular payroll practices;

(b)The Company shall pay Employee a pro-rata portion of Employee’s annual bonus for the 2022 fiscal year (the “Pro-Rated Bonus”), which shall be equal to (i) the annual bonus, if any, that Employee would have earned for the 2022 fiscal year (based on actual performance), multiplied by (ii) a fraction, the numerator of which is the number of calendar days that have elapsed from January 1, 2022 through the Separation Date and the denominator of which is 365. The Pro-Rated Bonus, if any, will be paid on the date annual bonuses for the 2022 fiscal year are paid to other executives of the Company;
(c)the Company will cause the 76,350 outstanding restricted stock units in the Company granted to Employee pursuant to that certain Restricted Stock Unit Agreement by and between the Company and Employee, dated November 1, 2021 (the “RSU Agreement”) and the 152,700 options (the “Options”) to purchase shares of common stock of the Company granted to Employee pursuant to that certain Nonqualified Stock Option Award Agreement by and between the Company and Employee, dated September 2, 2021 (the “Option Agreement” and, together with the RSU Agreement, the “Award Agreements”), in each case, to continue to remain eligible to vest in accordance with the terms of the Award Agreements and the Redwire Corporation 2021 Omnibus Incentive Plan (the “Plan”) (but without regard to any continued employment or service requirement) through the last day of the Severance Period as if Employee had remained employed by the Company through such date, and the Company will cause Employee to be eligible to exercise the vested portion (if any) of the Options through the date that is 12 months following the end of the Severance Period, subject to the terms of the Option Agreement and the Plan;
(d)Holdings will cause the 220,000 outstanding Class P Units in Holdings designated as “Tranche II Units” granted to Employee pursuant to that certain Incentive Unit Grant Agreement, dated October 22, 2020 (the “Incentive Unit Agreement”), to continue to remain outstanding and eligible to vest in accordance with the terms of the Incentive Unit Agreement (but without regard to any continued employment or service requirement) as if Employee remained employed by the Company; and
(e)During the portion, if any, of the Severance Period that Employee is eligible to and elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall, at its option pay or reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid on or about the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within 30 days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Severance Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.
    The payments and benefits set forth in this Section 2 are referred to herein collectively as the “Separation Benefits”.

3.Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee has been entitled during Employee’s employment with the Company or any other Company Party, and Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee is owed or has been owed by the Company or any other Company Party as of immediately prior to the Separation Date, including all payments arising out of all incentive plans and any other bonus arrangements. Notwithstanding the foregoing, Employee remains entitled to receive (a) Employee’s current annualized base salary and benefits for services performed between the date that Employee signs this Agreement and the Separation Date and (b) the Separation Benefits, subject to the terms and conditions of this Agreement. For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Separation Benefits (or any portion thereof) but for Employee’s entry into this Agreement and satisfaction of the terms herein. For the avoidance of doubt, the Parties acknowledge and agree that all severance obligations of the Company or any other Company Party pursuant to any offer letter or employment agreement between Employee and any Company Party, including that certain Employment Agreement entered into by and between Employee and Redwire Holdings, LLC, effective August 3, 2020 (the “Employment Agreement”) have been fully and finally satisfied or otherwise waived by Employee in exchange for good and valuable consideration provided herein, including the Separation Benefits.
4.General Release of Claims.
(a)For good and valuable consideration (including the Separation Benefits), Employee hereby forever releases, discharges and acquits the Company, its affiliates, Holdings, Redwire Holdings, LLC, and each of the foregoing entities’ respective predecessors, successors, assigns, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, contractors, representatives, insurers, agents and benefit plans (and the trustees, administrators and fiduciaries of such plans), in their personal and representative capacities (collectively, the “Company Parties” or any one, individually, a “Company Party”), from liability for, and Employee hereby waives, any and all claims, damages, demands, or causes of action of any kind that Employee has or could have, whether known or unknown, suspected or unsuspected, against any Company Party, including any and all claims, damages, demands, or causes of action relating to Employee’s employment, engagement or affiliation with any Company Party, the termination of such employment, engagement or affiliation, status as an equityholder or shareholder of any Company Party, or any other acts or omissions related to any matter occurring or existing on or prior to the time that Employee executes this Agreement, including, (i) any alleged violation through such time of: (A) Title VII of the Civil Rights Act of 1964; (B) the Civil Rights Act of 1991; (C) Sections 1981 through 1988 of Title 42 of the United States Code; (D) the Americans with Disabilities Act of 1990; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the Occupational Safety and Health Act; (I) the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act); (J) the Worker Adjustment and Retraining Notification Act of 1988; (K) the Florida Civil Rights Act (§§ 760.01 to 760.11, Fla. Stat.), Florida Whistleblower Protection Act (§§ 448.101 to 448.105, Fla. Stat.), Florida Workers' Compensation Retaliation provision (§ 440.205, Fla. Stat.), Florida Minimum Wage Act (§ 448.110, Fla. Stat.), Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24), Florida Fair Housing Act (§§ 760.20 to 760.37, Fla. Stat.), (L) any federal, state, municipal or local anti-discrimination or anti-retaliation law; (M) any federal, state, municipal or local wage and hour law; (N) any other local, municipal, state, or federal law, regulation or ordinance; and (O) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, defamation, infliction of emotional distress, or tortious interference; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Employee may have under any employment contract or offer letter (including the Employment Agreement), incentive compensation plan, equity-based plan, or other agreement with any Company Party (including the Plan and Award Agreement); and (iv) any claim for compensation, paid time off, benefits, or damages of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)The Released Claims do not include (i) any rights or claims that may first arise after the time that Employee executes this Agreement (including any claims to the Separation Benefits); (ii) any claim to vested benefits under an employee benefit plan of a Company Party that is subject to ERISA (including any rights to vested benefits under health and retirement plans); or (iii) any rights arising from any directors’ and officers’ liability insurance or other similar policy to which Employee is a party or of which Employee is a beneficiary or any right of indemnification under the Company’s organizational documents or that certain Indemnification Agreement by and between the Company and Employee, dated September 2, 2021. Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief from any Company Party as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a governmental agency.
(c)Employee hereby agrees not to bring or cause to be brought any Released Claims and represents and warrants that, as of the time Employee executes this Agreement, Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Agreement. In addition, Employee shall not encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances or Released Claims by any non-governmental third party against any of the Company Parties. Employee hereby further represents and warrants that Employee has not assigned, sold, delivered, transferred or conveyed any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
5.Employee’s Acknowledgements. By executing and delivering this Agreement, Employee acknowledges and agrees that:
(a)Employee has carefully read this Agreement;
(b)No material changes have been made to this Agreement since it was first provided to Employee and Employee has been given sufficient time (and at least 21 days) to review this Agreement and consider whether to accept this Agreement before signing it;
(c)Employee has seven days after signing this Agreement to revoke it. This Agreement will not become effective or enforceable until the revocation period has expired. Any notice of revocation of this Agreement is effective only if received by the Company, c/o General Counsel at 8226 Philips Highway, Jacksonville, FL 32256 or via email at gc@redwirespace.com in writing by 11:59 p.m., Central Standard Time, on or before the seventh day after Employee signs this Agreement. Employee understands that if Employee revokes Employee’s acceptance of this Agreement pursuant to this Section 5(c), Sections 2 and 4 shall be of no force or effect and the remainder of this Agreement will remain in full force and effect;
(d)Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing and delivering this Agreement;
(e)Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this Agreement; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms and conditions of this Agreement; and
(f)No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.
6.Re-Execution of Agreement. The Company’s obligations under Section 2 are strictly contingent upon Employee’s re-execution and non-revocation of this Agreement on the Separation Date or within 21 days thereafter. The date of Employee’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, Employee advances to the Re-Execution Date Employee’s general waiver and release of all Released Claims against the Company Parties and the other covenants set forth in Section 4. Employee has seven calendar days from the Re-Execution Date to revoke Employee’s re-execution of this Agreement in accordance with Section 5(c). In the event of such revocation by Employee, the date of the releases and covenants set forth in Section 4 shall not be advanced, but shall remain effective up to and including the date upon which Employee originally signs this Agreement. Provided that Employee does not revoke Employee’s re-execution of this Agreement within such seven-day period, the “Second Release Effective Date” shall occur on the eighth calendar day after the date on which Employee re-executes it.
7.Reaffirmation of Restrictive Covenants. Employee acknowledges and agrees that in connection with Employee’s employment with the Company, Employee has obtained Confidential Information (as defined in the Employment Agreement), and that Employee has continuing non-competition, non-solicitation, non-disclosure, and non-disparagement obligations to the Company and the other Company Parties pursuant to Section 9 of the Employment Agreement and Section 6 and Annex A of the Incentive Unit Agreement (collectively, the “Restrictive Covenants”). In entering into this Agreement, Employee acknowledges the continued effectiveness and enforceability of the Restrictive Covenants and expressly reaffirms Employee’s commitment to abide by, and promises to abide by, the terms of the Restrictive Covenants.
8.Entire Agreement. This Agreement, the Incentive Unit Agreement, the Award Agreements and those portions of the Employment Agreement that include the Restrictive Covenants constitute the entire agreement between Employee, on the one hand, and the Company or any of its affiliates (as applicable), on the other hand, with respect to the matters herein provided. Notwithstanding the foregoing, the restrictions set forth in Section 7 complement and are in addition to (and do not supersede or replace) all of Employee’s obligations (whether contractual, statutory or at common law) with respect to non-disclosure, and the protection of, confidential information. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Party.

9.Governing Law and Jurisdiction. This Agreement shall be construed according to the laws of the State of Florida without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.
10.Arbitration.
(a)Subject to Section 10(b), any controversy or claim between Employee and the Company or any other Company Party arising out of or relating to this Agreement shall be finally settled by confidential arbitration in Jacksonville, Florida before, and in accordance with the then-existing American Arbitration Association (“AAA”) arbitration rules. The arbitration award shall be final and binding on the Parties. The Parties agree that all disputes shall be arbitrated on an individual basis, and they forego and waive any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. Any arbitration conducted under this Section 10 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each disputing party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, final and binding upon the disputing parties, and the Parties acknowledge and agree that judgment upon the award may be entered by any court of competent jurisdiction. This Section 10(a) shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
(b)Notwithstanding Section 10(a), a Party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce the Restrictive Covenants; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10. Nothing in this Section 10 shall preclude Employee from filing a charge or complaint with a federal, state or other Governmental Agency.
(c)EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
11.Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to a law, regulation, agreement, instrument or other document shall be deemed to refer to such law, regulation, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted as if drafted jointly by the Parties and according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
12.Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants, warranties, representations and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.
13.Return of Property. Employee represents and warrants to the other Parties that Employee has returned, or within five days following the Separation Date Employee will have returned, to the Company all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information, applicable passwords and other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment, and Employee further represents and warrants to the other Parties that Employee has not maintained or, after the date that is two days following the Separation Date, Employee will not maintain, a copy of any such materials in any form.
14.Cooperation. Following the Separation Date, upon request from the Company or any other Company Party, Employee agrees to cooperate with members of the Company Party as well as their respective counsel, agents or other designees, in order to provide such information and assistance as the Company or such other Company Party may reasonably request with respect to the duties that Employee had performed for any Company Party.
15.No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
16.Assignment. This Agreement is personal to Employee and may not be assigned by Employee. The Company and Holdings may assign their rights and obligations under this Agreement without Employee’s consent, including to any other Company Party and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
17.Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
18.Withholding of Taxes and Other Employee Deductions. The Company may, or may direct any other Company Party to, withhold from any payment made pursuant to this Agreement all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling.
19.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

20.Section 409A. This Agreement and the payments provided hereunder are intended be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment of the Severance Payment shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
[Remainder of Page Intentionally Blank;
Signature Page Follows.]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed, or re-executed, as applicable, as of the dates set forth beneath their names below and effective for all purposes as provided above.

EMPLOYEE

/s/ William Read
William Read

REDWIRE CORPORATION

By	/s/ Peter Cannito
Name:	Peter Cannito
Title:	Chief Executive Officer

Date:	June 1, 2022

With respect to Sections 2 and 10:
AE RED HOLDINGS, LLC

By	/s/ Kirk Konert
Name:	Kirk Konert
Title:	President and Secretary

Date:	June 1, 2022

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RE-EXECUTED
NOT TO BE SIGNED PRIOR TO THE SEPARATION DATE

William Read

Date:	June 1, 2022

Signature Page to
Separation and Release Agreement